                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          FIRST MUTUAL BANCSHARES, INC.
         -------------------------------------------------------------
                (Name of Registrant as specified in its Charter)

                          FIRST MUTUAL BANCSHARES, INC.
         -------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                      [FIRST MUTUAL BANCSHARES INC. LOGO]

                                 March 20, 2000

Dear Shareholder:

    It is our pleasure to invite you to attend the Annual Meeting of Shareholders of First Mutual Bancshares, Inc. (the "Company") to be held at the Hyatt Regency Bellevue, Bellevue, Washington, on April 27, 2000 at 3:00 p.m. local time.

    The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Deloitte & Touche, will be present to respond to any questions our shareholders may have.

    Please sign, date and return the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

    Your continued interest in and support of the Company are sincerely appreciated.

                                      Sincerely,
                                      John R. Valaas
                                      President and Chief Executive Officer

--------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                         FIRST MUTUAL BANCSHARES, INC.
                            400 - 108TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98004
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 2000

    Notice is hereby given that the 2000 Annual Meeting of Shareholders (the "Meeting") of First Mutual Bancshares, Inc. (the "Company") will be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington, on
April 27, 2000 at 3:00 p.m. local time.

    A Proxy Card and a Proxy Statement for the Meeting are enclosed.

    The Meeting is for the purpose of considering and acting upon:

    1.  The election of ten directors of the Company;

    2. Approval and adoption of the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan; and

    3. Such other matters as may properly come before the Meeting or any adjournments thereof.

       NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

    Pursuant to action by the Company's Board of Directors and the Company's Bylaws, shareholders of record at the close of business on March 8, 2000 are the shareholders entitled to vote at the Meeting and any adjournments thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      Phyllis A. Easterlin
                                      Corporate Secretary

Bellevue, Washington
March 20, 2000

                         FIRST MUTUAL BANCSHARES, INC.
                            400 - 108TH AVENUE N.E.
                           BELLEVUE, WASHINGTON 98004
                                 (425) 455-7300
                                PROXY STATEMENT

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2000

--------------------------------------------------------------------------------

    This Proxy Statement is first being furnished to shareholders on or about March 20, 2000 in connection with the solicitation by First Mutual
Bancshares, Inc. (the "Company") of proxies in the form enclosed for use at the 2000 Annual Meeting of Shareholders (the "Meeting"), to be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington, on April 27, 2000 at 3:00 p.m. local time. The Company was created in connection with the reorganization of First Mutual Savings Bank (the "Bank") into the holding company form of ownership, which occurred on October 26, 1999. As a result of the reorganization, among other things, the Company became the Bank's sole shareholder and the Bank changed its name to First Mutual Bank. The Company did not have any operations prior to the reorganization and, following the reorganization, the Company's primary activity was, and continues to be, managing the operations of the Bank. This proxy statement, which covers the fiscal year ended December 31, 1999, includes information relating to both the Company and the Bank.

--------------------------------------------------------------------------------

              OUTSTANDING SHARES, VOTING AND REVOCATION OF PROXIES

--------------------------------------------------------------------------------

    Shareholders of record as of the close of business on March 8, 2000 (the "Record Date") are entitled to one vote for each share then held, which may be voted in person or by proxy. As of the Record Date, the Company had 4,664,396 shares of Common Stock issued and outstanding. The Company did not have any other class of equity security outstanding on the Record Date. Shareholders do not have the right to cumulate votes for the election of directors. Shareholders who execute proxies retain the right to revoke them by written notice to the Secretary of the Company or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. Unless revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited by the Board of Directors (the "Board") of the Company will be voted in accordance with the shareholders' instructions. If no instructions are specified, the shares will be voted FOR the election of management's nominees for directors, FOR the approval and adoption of the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan, and in accordance with the best judgment of the persons appointed as proxies with respect to the transaction of such other business as may properly come before the Meeting. Shares that are subject to abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes are included in tabulations for voting for directors. Abstentions will be included in tabulations of the votes cast for purposes of determining whether a proposal other than election of directors has been approved. Broker non-votes will not be counted for purposes of determining the number of votes cast for a proposal other than election of directors.

--------------------------------------------------------------------------------

                       PROPOSAL 1--ELECTION OF DIRECTORS

--------------------------------------------------------------------------------

    Ten directors will be elected at this meeting. The directors will be divided into the three groups listed below. The directors in Group I will serve for one year (and until their respective successors have been elected and qualified), the directors in Group II will serve for two years (and until their respective successors have been elected and qualified), and the directors in Group III will serve for three years (and until their respective successors have been elected and qualified). At each annual shareholder meeting after this year's meeting, directors shall be elected for a term of three years to succeed those whose terms expire in that year, with one group elected each year. The Company's Bylaws provide that the Board will consist of not less than nine but not more than 30 members, as determined from time to time by resolution of the Board. The Board has approved the following nominees for directors, all of whom are currently directors:

GROUP I (term to expire in 2001)

Janine Florence                      F. Kemper Freeman, Jr.

Victor E. Parker

GROUP II (term to expire in 2002)

Mary Case Dunnam                     George W. Rowley, Jr.

John R. Valaas                       H. Scott Wallace

GROUP III (term to expire in 2003)

James J. Doud, Jr.                   Richard S. Sprague

Robert C. Wallace

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

    Election to the Board requires the approval of a majority of the shares voting, assuming a quorum of the outstanding shares is present or represented at the meeting. It is intended that the proxies solicited by the Board will be voted for the election of the aforementioned named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unable or unwilling to serve upon election.

    The following table lists the groups, names and ages of the nominees (all of whom are currently serving as directors), the nature and amount of their beneficial ownership of Common Stock, and the amount and nature of the ownership of the Company's Common Stock by each director, each named executive officer, and all directors and executive officers as a group as of February 29, 2000.

          SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                       POSITIONS HELD                  SHARES         PERCENT
NAME                                 AGE              (DIRECTOR SINCE)           BENEFICIALLY OWNED   OF CLASS
----                               --------   ---------------------------------  ------------------   --------
GROUP I (term to expire in 2001)
Janine Florence..................     51      Director (1985)                           221,794(1)(2)   4.74%

F. Kemper Freeman, Jr............     58      Chairman of the Board and                 561,834(1)(3)  12.02%
                                              Director (1968)

Victor E. Parker.................     59      Director (1983)                            87,615(1)      1.87%

GROUP II (term to expire in 2002)

Mary Case Dunnam.................     51      Director (1993)                            20,090(1)      *

George W. Rowley, Jr.............     58      Director (1992)                           104,154(1)      2.23%

John R. Valaas...................     55      President, Chief Executive                197,233(4)      4.20%
                                              Officer and Director (1992)

H. Scott Wallace.................     73      Vice Chairman of the Board and              6,890(1)      *
                                              Director (1976)

GROUP III (term to expire in
  2003)

James J. Doud, Jr................     62      Director (1993)                            15,098(1)(5)   *

Richard S. Sprague...............     68      Director (1973)                            68,944(1)      1.47%

Robert C. Wallace................     54      Director (1985)                            75,610(1)(6)   1.62%

OTHER NAMED EXECUTIVE OFFICERS:

Roger A. Mandery.................     57      Executive Vice President                   64,204(7)      1.37%

James R. Boudreau................     52      Senior Vice President                      85,825(8)      1.83%

Kenneth J. Walkky................     51      Vice President                             38,934(9)      *
All directors and executive
  officers as a group (17
  persons).......................                                                     1,594,765(10)    32.93%

------------------------

*   Less than one percent (1%) of outstanding shares

(1) Includes 6,890 shares that may be acquired pursuant to a stock option exercisable within sixty (60) days.

(2) Includes 27,251 shares held in trust for the benefit of Ms. Florence's daughter, and 67,844 shares held in trust for the benefit of Ms. Florence's sister.

(3) Includes 59,515 shares held by Mr. Freeman's spouse and 48,450 shares held in trust for the benefit of Mr. Freeman's daughter. Also includes 226,166 shares owned by Bellevue Square Managers I Limited Partnership. Mr. Freeman, together with members of his immediate family, beneficially owns a 55.7% interest in the partnership.

(4) Includes 24,589 shares held by Mr. Valaas' spouse, 8,167 shares held in trust by Mr. Valaas and his spouse for their children, and 25,010 shares that may be acquired pursuant to stock options exercisable within sixty (60) days.

(5) Does not include 926,597 shares owned by Matthew G. Norton Co., of which Mr. Doud is a business consultant, but not a beneficial owner of such shares.

(6) Includes 30,915 shares owned by Wallace Properties Group, of which Mr. Wallace is the managing partner, and 16,725 shares owned by Mr. Wallace's spouse.

(7) Includes 29,073 shares that may be acquired pursuant to stock options exercisable within sixty (60) days.

(8) Includes 2,725 shares held by Mr. Boudreau's spouse, 893 shares held in trust by Mr. Boudreau and his spouse for their daughter and son under the
    UGMA, and 29,073 shares that may be acquired pursuant to stock options exercisable within sixty (60) days. Mr. Boudreau is Senior Vice President of the Bank and is not an officer of the Company.

(9) Includes 1,689 shares held by Mr. Walkky's spouse and 10,849 shares that may be acquired pursuant to stock options exercisable within sixty (60)
    days. Mr. Walkky is Vice President of the Bank and is not an officer of the Company.

(10) Includes an aggregate of 174,896 shares of Common Stock subject to stock options exercisable within sixty (60) days of the record date and an aggregate of 87,844 shares of Common Stock held by the Company's Employee Stock Ownership Plan ("ESOP").

    As a matter of policy, the Company and the Bank generally do not make loans to directors and officers, and do not make loans to employees for the purpose of financing multifamily or income-producing properties. Any loans which benefit (or appear to benefit) officers, directors or employees are fully disclosed to the Bank's loan committee and may under some conditions be required to be approved by the investment committee of the Bank's board. In 1999, the Bank had a loan outstanding to a general partnership of which Janine Florence, a member of the compensation committee, was one of twenty-three guarantors. This loan, which was repaid in full on August 27, 1999, is described more fully in the section entitled "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION." In addition, the Bank made a commercial loan for the purchase of real property to Mr. Rowley in December 1990 before he became a Director in October 1992. The largest aggregate amount of indebtedness on the loan during 1999 was $439,986. The rate of interest on the loan is 7.375% and the balance as of February 29, 2000, was $424,335.

    The following biographies describe the business experience of each nominee or continuing director and information concerning the director's community activities in the Company's market area.

NOMINEES FOR ELECTION AS DIRECTORS

    JAMES J. DOUD, JR. is a business consultant and former Executive Vice President and Chief Operating Officer of Matthew G. Norton Co., Seattle, Washington. He is Secretary/Treasurer and Director for Brooks Range Supply, President of the Western Washington University Foundation, and a Director of the Brooks Investment Co. He is a past Director for Bellingham National Bank, Washington Physicians Service, Whatcom Medical Bureau, National Association of Boat Manufacturers, United Way of Bellingham, and Whatcom County Chamber of Commerce.

    MARY CASE DUNNAM is active as a volunteer in various community groups, including Trustee to the Board of the Seattle Academy of Arts & Sciences, member of the Development Council for the Burke Museum, member of the Board of Directors of Seattle Arts & Lectures, and past member of the Boards of Directors of the Seattle Children's Home and St. Joseph's School. She is a homemaker and mother and a life-long Seattle resident. Ms. Dunnam's father, Mr. Elwell Case, was one of the original founders of the Bank.

    JANINE FLORENCE is the owner of Cambridge Management and President of Property Development Company, both of Bellevue, Washington, which companies are involved in the leasing and development of commercial properties.
Ms. Florence's family founded and was part owner of Quality Food Centers, Inc. ("QFC") supermarkets, for which Ms. Florence served as Vice President at the time the chain was sold in

1986. She also served as Vice President of E. L. Leasing Co. until 1988.
Ms. Florence is a board member and past Chair of the Bellevue Downtown Association, a member of the Executive Board of the Chief Seattle Council of the Boy Scouts of America, and is currently the President and a board member of the Bellevue Schools Foundation.

    F. KEMPER FREEMAN, JR. is the third generation involved in the ownership and development of Bellevue Square, a 1.2 million square foot regional shopping center in Bellevue, Washington. Mr. Freeman's development company, Kemper Development Company, has also developed the first phase of a mixed-use project called Bellevue Place. Bellevue Place currently includes the 382 room Hyatt Regency Hotel and 475,000 square feet of office and retail space. Mr. Freeman is a Past Chairman, the current Government Affairs Chairman, and has served as a Trustee of the International Council of Shopping Centers since 1987. He serves as Chairman of the Board for both the Company and the Bank, and an Urban Land Institute Council Member. Mr. Freeman also has a long history of involvement in political and civic activities.

    VICTOR E. PARKER is the President of Parker, Smith & Feek, Inc., Bellevue, Washington, insurance brokers. Mr. Parker serves on the Board of Trustees for the Greater Seattle Chamber of Commerce and on the Board of Directors for Western Washington University Foundation. He is a past Trustee of the National Association of Insurance Brokers, past Trustee and past President of the board of Pacific Northwest Arts and Crafts Association-Bellevue Art Museum, past Trustee and past President of the Association of Insurance Brokers-Pacific Northwest, and a past Director of Assurex International. Mr. Parker was also a Trustee of Big Brothers of Seattle-King County and of Lakeside School.

    GEORGE W. (SKIP) ROWLEY, JR. is the Chairman and Chief Executive Officer of Rowley Enterprises, Inc., a diversified real estate management company based in Issaquah, Washington, with investments in mining, resort operations, warehousing, manufacturing, and investments in multiple residential, office and mini-storage buildings. Mr. Rowley has been a leader in the community, raising funds for the newly constructed Issaquah Youth and Community Center and the new Issaquah Library. He served as President of the Greater Issaquah Chamber of Commerce from 1993-1995 and was President and founding member of the Eastside Chamber Legislative Coalition from 1994-1995. He sits on numerous boards including: The Empty Space Theatre, Mobility 21 and United for Washington, both political action committees, and the Eastside Transportation Committee. In 1996 Rowley Enterprises was awarded the prestigious "Best in the Northwest" Washington Family Business of the Year Award.

    RICHARD S. SPRAGUE is General Counsel and Secretary of Bellevue Square Managers, Inc. and a former partner in the law firm of Bogle & Gates.
Mr. Sprague was President of University Preparatory Academy and former President of Ronald McDonald House, a charity providing lodging for families of children being treated for serious illnesses at Children's Hospital & Medical Center.
Mr. Sprague previously served as Chairman of the Puget Sound Chapter of the March of Dimes, President of the Center for Community Development, General Counsel to the Seattle Chamber of Commerce, President of Greater Seattle, Inc. (Seafair), President of the Washington Athletic Club, President of the Seattle Mental Health Institute, and President of the University of Washington Alumni Association. He is currently a member of the Board of Governors of Virginia Mason Medical Center and a Director of the Virginia Mason Foundation.

    JOHN R. VALAAS has served as the Bank's President and Chief Executive Officer since February 1992 and as the Company's President and Chief Executive Officer since October 1999. Previously Mr. Valaas had, since January 1990, served as Senior Vice President and Manager of the Commercial Financial Services Division for Seafirst Bank and in other positions of increasing responsibility at Seafirst Bank and Bank of America. In addition to his responsibilities to the Company, Mr. Valaas is a member of the Board of Overseers of Whitman College, past Chairman of the Overlake Hospital Foundation, past President of the Bellevue Art Museum, member of the Board of Directors for the Washington Savings League, board member of the Bellevue Chamber of Commerce, board member and past Chairman of the Bellevue Downtown Association, and board member of TransAlliance, L.P.

    H. SCOTT WALLACE, a lifelong resident of the Eastside and a 45-year dairy operator in the lower Snoqualmie Valley, now resides in Bellevue. He is a 20-year past Director of Darigold Farms and Darigold Inc., a dairy manufacturing and processing company. His family has been a King-Pierce County "Dairy Family of the Year." Representing the north and east portions of King County, Mr. Wallace was elected and served eight years as one of three King County commissioners. His two terms in public office included a period as Chairperson of the Board of King County Commissioners. He is a past Chairman and 12-year Director of the Lower Snoqualmie Valley (now Riverview) School District, and he is currently the Vice Chairman of the King County Conservation District Board of Supervisors. He is not related to Robert C. Wallace, who is also a Director of the Company.

    ROBERT C. WALLACE is the founder and managing partner of Wallace Properties Group and Chairman of Wallace Properties, Inc., investors in, and investment managers and developers of, real estate. Mr. Wallace is past Chairman of the Seattle Chamber of Commerce, the Bellevue Chamber of Commerce and the Bellevue Downtown Association. He is currently Chairman of the Washington State Major League Baseball Stadium Public Facilities District and is also Chairman of the Bellevue Convention Center Authority. He has served as President of the Bellevue Rotary Club, Director of the King County East Convention and Visitors Bureau, and was a Founding Director of the Seattle-King County Economic Development Council. He is not related to H. Scott Wallace, who is also a Director of the Company.

MEETINGS, COMPENSATION, RELATIONSHIPS AND
CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

    The members of the Company's Board of Directors (the "Board") also serve as members of the Bank's board. During the period from October 26, 1999 to December 31, 1999, the Board held three regular meetings and no special meetings. No director in office in 1999 attended fewer than 75% of the aggregate meetings of the Company's board except Mr. Parker, who missed one of the three Board meetings. The Board did not have any committees in 1999.

    During 1999, the Bank's board held twelve regular meetings, as well as numerous committee meetings. No director in office in 1999 attended fewer than 75% of the aggregate meetings of the Bank's board and committees on which he or she served, except Mr. Freeman and Mr. Parker. Both Messrs. Freeman and Parker attended all Bank board meetings held during 1999. During 1999, the Bank's board had investment, compensation, stock option, audit and loan committees.

    In 1999, Mr. Freeman, as Chairman of the board of both the Bank and Company, was paid a monthly director's fee of $2,200. Other directors received $600 per Bank board meeting attended and $200 for each Bank board committee meeting attended. Directors do not receive any additional compensation for attending meetings of the Board or its committees. Each director who is not a full-time paid employee of the Company receives, if sufficient shares are reserved under the Plan, for every four years of service after April 1994, an option to acquire 6,890 (adjusted for capitalization changes as provided in the Plan) shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock") at a price equal to the fair value of the shares at the time of the grant of the option. A stock option for 6,890 (adjusted) shares was granted to all current directors on April 28, 1998. Each such option is exercisable for six years and becomes exercisable 50% upon completion of one full year of service after the grant of the option and the balance at the end of the second year of service.

    During 1999, the Bank purchased property, liability, casualty, medical and other insurance for aggregate premiums of $48,652 through the insurance brokerage firm of Parker, Smith & Feek, Inc., of which Mr. Parker is a principal.

    The Bank engaged Robert C. Wallace and the real estate brokerage firm of which he is a principal, Wallace Properties, Inc., to provide real estate services to the Bank. During 1999, Wallace Properties, Inc. assisted the Bank with leasing office space for corporate offices and a branch office. All commissions paid to Wallace Properties, Inc. in connection with these leases were paid by the landlords and totaled less than $5,000.

    The Board acts as a nominating committee for selecting the management nominees for election as directors and will consider for nomination as directors individuals recommended by shareholders, if such nominations are received prior to October 15 of the year preceding the meeting of shareholders called for the election of directors. No nomination from the floor of any annual meeting shall be entertained, and any vote for a nominee not reviewed and recommended by the nominating committee will be void and not counted. Accordingly, shareholder recommendations of individuals to be considered for nomination to be elected as directors at next year's Annual Meeting of Shareholders must be received by the Secretary of the Company on or prior to October 15, 2000.

    Both the Bank and the Company currently have compensation committees that review compensation and bonus plans for their employees, including compensation of executive officers. During 1999, the Bank's compensation committee was composed of Directors Dunnam, Florence, Valaas, H. Scott Wallace and Robert Wallace, and it met three times.

    During 1999, the Stock Option and Incentive Plan was maintained by the Bank and managed by a stock option committee of the Bank's board composed of Directors Dunnam, Florence, H. Scott Wallace and Robert Wallace, and it met one time. Upon shareholder approval of the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan, the Company's stock option committee will manage the plan.

    The investment committee of the Bank meets almost weekly and oversees the investment practices, including hedging and lending activities, of the Bank. During 1999, the investment committee was composed of Directors Doud, Florence, Freeman, Parker, Rowley, Valaas, Robert Wallace and William E. Tremper (until his retirement from the Bank's board in October 1999), and it met 50 times.

    The Bank's audit committee monitors the Bank's compliance with regulatory and audit requirements and makes recommendations with respect to the Bank's independent auditors and changes in accounting policies and procedures. During 1999, the Bank's audit committee was composed of Directors Doud, Florence, Sprague and Tremper (until his retirement from the Bank's board in October 1999), and it met four times.

    The Bank's loan committee meets biweekly to review, primarily, income property loans, construction loans and business banking loans under consideration by the lending departments. During 1999, the Bank's loan committee was composed of the following officers of the Bank: James Boudreau, Nancy Chermak, Roger Mandery, John Valaas, Kenneth Walkky, Ronald Werth and James Young.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

    Officers and directors of the Company and greater than ten percent (10%) shareholders are required to report to the U.S. Securities and Exchange Commission ("SEC") on a timely basis certain changes in their legal or beneficial ownership of the Company's stock. SEC regulations require the Company to disclose to its shareholders any reporting violations that came to the Company's attention during the fiscal year based on a review of the applicable filings required by the SEC to report such changes in legal or beneficial ownership. The Company believes that during the fiscal year ended December 31, 1999, its officers, directors and shareholders who were subject to
Section 16(a) filed all required forms.

--------------------------------------------------------------------------------

          1999 ANNUAL MEETING OF SHAREHOLDERS ELECTION VOTING RESULTS

--------------------------------------------------------------------------------

    This is the Company's first annual meeting of shareholders. At the Bank's 1999 Annual Meeting of Shareholders, four directors were elected for a three-year term. Of the Bank's 4,247,275 issued and outstanding shares eligible to vote at the 1999 Annual Meeting, 3,996,226 participated in the election of directors (94.09%).

                                                          PERCENTAGE OF SHARES VOTED
                                                          ---------------------------
NOMINEES                                                    FOR              WITHHELD
--------                                                  --------           --------
Mary Case Dunnam.................................          99.09%              0.91%
George W. Rowley, Jr.............................          99.16%              0.84%
John R. Valaas...................................          99.14%              0.86%
H. Scott Wallace.................................          99.12%              0.88%

--------------------------------------------------------------------------------

                             PRINCIPAL SHAREHOLDERS

--------------------------------------------------------------------------------

    Persons and groups owning in excess of five percent (5%) of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and the SEC. The following table sets forth, as of February 29, 2000, based on SEC filings and other information available to the Company, the shares and percentage of Common Stock beneficially owned and held of record by each person believed by the Company to own more than 5% of the outstanding shares of the Company's Common Stock. None of the individuals or entities identified owns beneficially, directly or indirectly, shares of any class of securities of the Company's subsidiaries.

                                                               AMOUNT AND NATURE      PERCENT OF CLASS
NAME AND BUSINESS ADDRESS                                   OF BENEFICIAL OWNERSHIP   OF COMMON STOCK
-------------------------                                   -----------------------   ----------------
Matthew G. Norton Co......................................           926,597               19.85%
  1300 Norton Building
  801 Second Avenue
  Seattle, WA 98104

F. Kemper Freeman, Jr.....................................           561,834(1)            12.02%
  P.O. Box 4186
  Bellevue, WA 98009-4186

First Mutual Bank.........................................           358,098(2)             7.67%
Employee Stock Ownership Plan
  400 108th Ave. N.E.
  Bellevue, WA 98004

------------------------

(1) Includes 59,515 shares held by Mr. Freeman's spouse and 48,450 shares held in trust for the benefit of Mr. Freeman's daughter. Also includes 226,166 shares owned by Bellevue Square Managers I Limited Partnership.
    Mr. Freeman, together with members of his immediate family, beneficially owns a 55.7% interest in the partnership.

(2) Represents shares held by the ESOP, including 325,754 shares allocated to participants' accounts, who are entitled to vote such shares, and 32,344 unallocated shares that are voted by the trustee in the same proportions as allocated shares.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

    The following tables set forth compensation paid for services rendered in the Bank's last three completed fiscal years ending December 31, 1999 to the Bank's chief executive officer and the highest paid executive officers whose total compensation exceeded $100,000 (the "named executive officers"). Following the Bank's reorganization into the holding company form of ownership on October 26, 1999, compensation for Messrs. Valaas and Mandery was paid 95% by the Bank and 5% by the Company and compensation for Messrs. Boudreau and Walkky was paid entirely by the Bank.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                                -------------------
                                                 ANNUAL COMPENSATION                SECURITIES
                                        -------------------------------------       UNDERLYING
    NAME AND PRINCIPAL                   SALARY     BONUS      OTHER ANNUAL          OPTIONS/            ALL OTHER
         POSITION              YEAR       ($)       ($)(2)    COMPENSATION(3)         SARS(#)         COMPENSATION(4)
---------------------------  --------   --------   --------   ---------------   -------------------   ---------------
John R. Valaas.............    1999     $229,463   $ 41,957       $13,905             10,000              $12,300
  Director, President and      1998      228,055    339,162        13,221              6,500               12,300
  Chief Executive Officer      1997      210,465    474,724        19,557                  0               11,925

Roger A. Mandery...........    1999     $175,582   $ 32,211       $13,905             10,000              $12,300
  Executive Vice President     1998      174,383    116,974        13,221              6,500               12,104
  and Chief Financial          1997      155,886     20,154        19,557              7,500               11,596
  Officer

James R. Boudreau..........    1999     $151,095   $ 27,693       $13,905             10,000              $12,235
  Senior Vice President and    1998      149,375    113,792        13,225              6,500               12,297
  Chief Credit Officer         1997      131,009     16,921        17,816              7,500               10,761

Kenneth J. Walkky..........    1999     $149,302   $ 20,655       $13,886              2,400              $11,981
  Vice President-Income        1998      112,245     14,021        10,390              1,800                7,530
  Property Lending             1997      106,723     13,547        14,379              2,100                6,397

------------------------

(1) None of the named executives received compensation reportable under the Restricted Stock Awards or Long-Term Incentive Plan Payouts columns.

(2) The amounts disclosed in this column reflect all discretionary bonuses as well as basic bonus compensation that is distributed pursuant to the Bank's bonus plan only in years in which net income, after-tax and after-bonus distribution, exceeds the previous year's net income by at least five percent (5%). This percentage was increased to ten percent (10%) beginning with the third quarter of 1999.

(3) The amounts disclosed in this column are the value at year end of shares of the Company's Common Stock allocated to the accounts of the executive officers under the Company's ESOP, all of which are vested and not subject to any restrictions.

(4) The amounts disclosed in this column consist only of Bank contributions under the Bank's 401(k) plan.

    The following table provides information related to options granted to the named executive officers during 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                        -----------------------------------------------------     VALUE AT ASSUMED
                                         NUMBER OF      % OF TOTAL     EXERCISE                 RATES OF STOCK PRICE
                                         SECURITIES    OPTIONS/SARS       OR                      APPRECIATION FOR
                                         UNDERLYING     GRANTED TO       BASE                      OPTION TERM(1)
                                        OPTIONS/SARS   EMPLOYEES IN     PRICE      EXPIRATION   ---------------------
NAME                                     GRANTED(2)    FISCAL YEAR    ($/SH.)(3)      DATE       5% ($)      10% ($)
----                                    ------------   ------------   ----------   ----------   ---------   ---------
John R. Valaas........................     10,000          16.1%        $12.38      06/24/09     $77,826    $197,226
Roger A. Mandery......................     10,000          16.1%        $12.38      06/24/09     $77,826    $197,226
James R. Boudreau.....................     10,000          16.1%        $12.38      06/24/09     $77,826    $197,226
Kenneth J. Walkky.....................      2,400           3.9%        $12.38      06/24/09     $18,678    $ 47,334

------------------------

(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options, but is not intended to forecast future price appreciation of the Company's Common Stock. It is important to note that options have value to the listed executives only if the stock price increases above the exercise price shown in the table during the effective option period. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.

(2) Options to acquire shares of Common Stock, each of which vests 1/3 annually beginning two years after grant of the option.

(3) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the stock option committee in its discretion.

    The following table provides information related to options exercised by the named executive officers during the 1999 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights ("SARs").

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                  OPTIONS/SARS AT FY-END        THE-MONEY OPTIONS/SARS
                                     SHARES                              1999 (#)                AT FY-END 1999 ($)(1)
                                  ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                              EXERCISE ($)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   ------------   -----------   -------------   -----------   -------------
John R. Valaas..................       0              0            25,010         17,150       $215,534       $(31,294)
Roger A. Mandery................       0              0            29,073         25,675       $186,484       $(11,077)
James R. Boudreau...............       0              0            29,073         25,675       $186,484       $(11,077)
Kenneth J. Walkky...............       0              0            10,849          6,767       $ 72,411       $ (2,867)

------------------------

(1) The closing price for the Company's Common Stock as reported on the Nasdaq Stock Market effective December 31, 1999 was $12.00. The values indicated
    reflect the reduction for the payment of the exercise price of applicable options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Bank and John R. Valaas are parties to an Employment Agreement dated November 1996, whereby Mr. Valaas agreed to continue to serve as President and Chief Executive Officer of the Bank. The agreement has a five-year term, which may be extended by the parties to 2006, and provides that Mr. Valaas is entitled to a base salary of no less than $210,000 per year, plus fringe benefits generally provided officers of the Bank, and is eligible to participate in the Bank's bonus plan. Mr. Valaas is also eligible for discretionary grants of stock options under the Company's stock option plan.

    The Bank also agreed that in the event of a termination of his employment (whether voluntary or otherwise) following any future Change in Control of the Bank, Mr. Valaas will be entitled to payment of his base salary for a period of 35 months following termination, with all stock options immediately vesting. A Change in Control occurs when one person or entity (other than a group including two or more of the Company's present directors) becomes the owner of 25% or more of the Company's outstanding Common Stock, replacement of a majority of the incumbent directors by directors whose elections have not been supported by the present Board, or dissolution or sale of 70% or more in value of the assets of the Bank ("Change of Control").

    In November 1996, the Bank entered into an Employment Agreement with officer Roger A. Mandery, whereby Mr. Mandery agreed to continue to serve as Executive Vice President of the Bank. The agreement has a five-year term which is extendible by the parties to 2006, and provides that Mr. Mandery is entitled to an annual base salary of no less than $155,000, plus fringe benefits generally provided officers of the Bank, and is eligible to participate in the Bank's bonus plan. Mr. Mandery is also eligible for discretionary grants of stock options under the Company's stock option plan.

    The agreement also provides that in the event of a termination of his employment (whether voluntary or otherwise) following any future Change of Control of the Bank, Mr. Mandery will be entitled to payment of his base salary for a period of 35 months following termination, with all stock options immediately vesting.

    The Bank and James R. Boudreau are parties to an Employment Agreement dated November 1996, whereby Mr. Boudreau agreed to continue to serve as Senior Vice President of the Bank. The agreement has a five-year term, which may be extended by the parties to 2006, and provides that Mr. Boudreau is entitled to a base salary of no less than $130,000 per year, plus fringe benefits generally provided officers of the Bank, and is eligible to participate in the Bank's bonus plan. Mr. Boudreau is also eligible for discretionary grants of stock options under the Company's stock option plan.

    The Bank also agreed that in the event of a termination of his employment (whether voluntary or otherwise) following any future Change of Control of the Bank, Mr. Boudreau will be entitled to payment of his base salary for a period of 35 months following termination, with all stock options immediately vesting.

COMPENSATION COMMITTEE REPORT

    The purpose of the compensation program of the Company and the Bank as its principal subsidiary is to align executive compensation with the Company's business objectives and performance, the long-term objectives of shareholders and the individual executive's performance. This enables the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success.

    The Company's executive compensation program is administered by the stock option committee and the compensation committee established as committees of the Board. Currently, the membership of these two committees is the same at the Company and Bank board levels. Each of these committees has four nonemployee directors. The membership of the compensation committee also includes John Valaas, who recuses himself from discussions or determinations related to his compensation. The stock option committee and the compensation committee work with management to develop compensation plans for the Company and Bank and are responsible for determining the compensation of each named executive officer.

    The compensation committee considers many factors in setting compensation for the President and Chief Executive Officer, and the other named executive officers, and in establishing guidelines for the compensation of other executive officers of the Company and Bank. As the Bank is the Company's principal operating subsidiary, among the most important of these factors is establishing compensation that is commensurate with the Bank's performance, as measured by operating, financial and strategic goals. Bank performance is measured against previous performance, budgeted goals, and the operating results of peer institutions, which are composed of FDIC-insured savings institutions of a similar asset size and complexity and market and industry conditions including the economy as a whole. Individual performance in terms of both qualitative and quantitative goals (with the exception of assessing the performance of the Bank, the compensation committee does not have specific measures and its decisions are subjective) is an important part of this process. Industry surveys of compensation for comparable positions in the Bank's Peer Group (which is composed of Washington state financial institutions of a similar asset size) are considered. It is the compensation committee's belief that officers who are among the owners of their Bank not only have longer tenure, but are also more focused on and aligned with the long-term performance expectations of shareholders. It therefore works to retain superior executives by providing some equity-based compensation, currently in the form of stock options. Whenever the Company's economic performance includes other significant operating subsidiaries, these general principles may apply separately as to the Company and each of its subsidiaries.

    No formal policy has been adopted by the Company or Bank with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. With certain exceptions, this section excludes from deductibility compensation to an executive officer in excess of the dollar limit stated in the section.

COMPONENTS OF COMPENSATION

    At present, the executive compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options. Executives also participate, along with other Bank employees, in the Bank's ESOP and other benefit plans.

    BASE SALARY. Base salaries of the President and Chief Executive Officer and the other named executive officers are based on surveys and data relating to the Bank's Peer Group, as defined in the compensation committee report section of this report. These surveys are used to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. In addition, base salaries are based on an assessment of individual performance. In assessing performance, the compensation committee takes into consideration individual experience and contributions, level of responsibility, department performance, and Bank performance, which is measured primarily by net income, but without setting specific goals. With the exception of Bank performance, the compensation committee does not have any specific measures, and its decisions are subjective. For 1999, salaries of Messrs. Valaas, Mandery and Boudreau did not change, while Mr. Walkky's salary was increased by 4%. The Compensation policy allows for total compensation of individuals to exceed the median through incentive compensation plans based on achievement of the Bank's operating, financial and strategic objectives.

    BONUS PLAN. The Bank's named executive officers participate in the Bank's staff bonus plan, which became effective July 1, 1999. Under the new staff bonus plan a collective staff bonus is allocated among a performance pool, a retention pool and a corporate officer pool, which includes non-executive officers. An eligible executive officer could have bonus compensation received partly under each pool. The plan does not provide a bonus unless the Bank's net income, after-tax and after-bonus distributions, exceeds the prior year's net income by 10% or more. The aggregate bonus amount ranges from 3% to 12% of such net income in relation to net income improvement from 10% to 17% or more. The existence of this incentive compensation is considered by the compensation committee in determining base compensation for executive officers.

    Bonuses to the Bank's named executive officers for the first two quarters of 1999 were paid under the prior plan, which established a sliding scale overall bonus of between 4% and 10% of the Bank's after-tax, before-bonus income if net income improved by at least 5%, up to 15%, when compared to the prior year. The named executive officers participated in the bonus amount proportionately, based on their qualifying compensation, along with other employees employed longer than one year.

    STOCK OPTION PLAN. Awards of stock options under the Bank's incentive stock option plan are designed to more closely tie together the long-term interest of the Bank's employees and its shareholders, and to assist in the retention of officers and key employees. Future options granted will be under the Company's 2000 Stock Option and Incentive Plan if it is approved by the Company's shareholders. The stock option committee selects the employees, including executive officers, if any, to receive stock options and determines the number of shares subject to each grant. The stock option committee's determination of the size of option grants is generally intended to reflect an employee's position with the Bank and his or her contributions, as described above relative to guidelines for compensation. Options are granted either as incentive stock options or as nonqualified stock options. The option plan has a ten-year term, and options become exercisable on a gradual basis as stated in each grant. The stock option committee reviews the outstanding options of the officers and key employees from time to time and may grant additional options to encourage their retention.

    EMPLOYEE STOCK OWNERSHIP PLAN (ESOP); OTHER BENEFITS. Each named executive officer participates with other employees in the Company's ESOP, health insurance and other benefits which are generally applicable.

    PRESIDENT AND CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation for the Company's and Bank's President and Chief Executive Officer, John R. Valaas, is adjusted and determined by the compensation committee based on the same policies and criteria as the compensation for the other named executive officers. On November 18, 1999, the compensation committee resolved that the President and Chief Executive Officer's base salary of $225,000 would be increased to $236,250 in 2000.

    In conclusion, the compensation and stock option committees believe the Bank has been managed well in a challenging business environment for financial institutions and has achieved above-average operating results when compared to other thrift institutions in the Bank's Peer Group.

    Submitted by Nonemployee Members of the stock option committee and compensation committee:

                                      H. Scott Wallace, Chairman
                                      Mary Case Dunnam
                                      Janine Florence
                                      Robert C. Wallace

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1999, the Bank had a loan outstanding to a general partnership of which Janine Florence, a member of the compensation committee, was one of twenty-three guarantors. The loan was a commercial loan for the purchase of real property. The largest aggregate amount of indebtedness on the loan during 1999 was $1,897,704. The rate of interest on the loan was 9.125% from January 1, 1999 to July 31, 1999 and 8.75% from August 1 to August 27, 1999, at which time the loan was paid off in full. The Company does not have loans outstanding to any other members of the stock option committee or the compensation committee. John Valaas, Company President, is a Company employee as well as a director. He serves on the compensation committee but does not participate in the determination of his own compensation.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the Bank's five-year cumulative total return (for the period after October 26, 1999, the graph reflects the Company's return), including reinvestment of dividends, on its Common Stock to the similar returns for (a) all U.S. stocks under the Nasdaq Index and (b) SNL Western Thrift Index of all publicly-traded thrift stocks (including the Company) of ten western states.

                         FIRST MUTUAL BANCSHARES, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
First Mutual Bancshares, Inc.    100.00    176.21    230.76    406.59    308.64    312.54
NASDAQ - Total US*               100.00    141.33    173.89    213.07    300.25    542.43
SNL Western Thrift Index         100.00    166.92    212.81    351.43    302.50    242.47

                                                                      PERIOD ENDING
                                             ---------------------------------------------------------------
INDEX                                        12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
-----                                        --------   --------   --------   --------   --------   --------
First Mutual Bancshares, Inc...............   100.00     176.21     230.76     406.59     308.64     312.54
NASDAQ--Total US*..........................   100.00     141.33     173.89     213.07     300.25     542.43
SNL Western Thrift Index...................   100.00     166.92     212.81     351.43     302.50     242.47

--------------------------------------------------------------------------------

   PROPOSAL 2--APPROVAL AND ADOPTION OF 2000 STOCK OPTION AND INCENTIVE PLAN

--------------------------------------------------------------------------------

    At the meeting, the shareholders will be asked to approve and adopt ("Proposal 2") the Company's 2000 Stock Option and Incentive Plan (the "Plan"). A copy of the Plan is attached as Appendix A. The Board recommends that shareholders vote for approval of Proposal 2 so that the Company and Bank may continue to attract and retain qualified directors, officers and key employees and to provide incentive for their efforts. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies FOR approval of Proposal 2.

    The Plan has two separate parts: one part permits stock option grants and grants of stock appreciation rights to full-time employees of the Company, the Bank and their future affiliated corporations and business entities (the "Employee Portion"); and the other part establishes stock option grants for the directors of the Company who are not full-time employees of the Company, the Bank or any future parent or subsidiary of the Company (the "Director Portion").

DESCRIPTION OF PROPOSAL 2

    Proposal 2 approves the Plan and its reservation of shares of the Company's Common Stock ("Shares") for awards under the Plan. The Shares reserved for the Plan's Employee Portion are the combination of (1) the number of Shares remaining available for grant of employee options under the Bank's 1995 Stock Option and Incentive Plan ("1995 Plan"), which is 8,393 Shares, (2) increased by 565,000 Shares, and (3) in the event any 1995 Plan employee options still outstanding terminate or are not exercised, a number of Shares equal to the number of Shares for that option under the 1995 Plan, which, if this were to occur as to all such 1995 Plan employee options, is a further 304,367 Shares. The Shares reserved for the Plan's Director Portion are the combination of
(1) the number of Shares remaining available for grant of director options under the 1995 Plan, which is 76,190 Shares, (2) increased by 64,000 Shares, and
(3) in the event any 1995 Plan director options still outstanding terminate or are not exercised, a number of Shares equal to the number of Shares for that director option under the 1995 Plan, which, if this were to occur as to all such 1995 Plan director options, is a further 75,790 Shares. Upon shareholder approval of Proposal 2, no new options will be granted under the 1995 Plan. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on March 13, 2000, was $9.75.

THE PLAN

    The purpose of the Plan is to attract and retain directors and key executive personnel and to encourage continued employment of officers and key employees by facilitating their purchase of an equity interest in the Company. Employees designated by the stock option committee are eligible to receive stock option awards under the Plan.

    Unless it is terminated earlier, the Plan will expire in February, 2010, but options granted before such expiration will remain in effect according to the terms of the option. As to employees, options granted under the Plan are intended to be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. The Plan also contains provisions for stock appreciation rights permitting an optionee to surrender his or her option for cancellation and receive cash or Common Stock equal to the difference between the exercise price of the option and the then fair market value of the shares of Common Stock subject to the option.

    The Board has appointed a stock option committee which has the authority to determine the form and content of awards under the Plan, including, without limitation, the number of shares granted, the stock price (which must be at least fair market value if the option is an incentive stock option), the term of the option (not to exceed ten years or, if the recipient is an employee who owns more than 10% of the Bank's Common Stock, not to exceed five years), vesting requirements and any other terms. Payment for shares subject to options may be in cash, Common Stock or a combination of cash and Common Stock. The stock option committee has the power to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the Plan. The stock option committee has the power to reissue options for any reason, but does not have the power to change the terms of any option after the grant without the consent of the recipient(s).

    Under the Plan, all directors who are not full-time paid employees of the Company, or any future parent or subsidiary of the Company, receive for every four years of service after April 1994, if sufficient shares are reserved under the Plan, an option to acquire 6,890 Shares (adjusted for capitalization changes pursuant to the Plan) at a price equal to the fair value of the Shares at the time of the grant of the option. Options issued to directors are nonqualified options under applicable tax laws and regulations. Options for eligible directors were issued in 1994 and 1998. Under the Plan future options will be granted in 2002 and every four years thereafter for existing directors and upon election of any new director (and every fourth year thereafter if the director continues to serve as a director). Each such option is exercisable for six years and becomes exercisable 50% upon completion of one full year of service after the grant of the option and the balance at the end of the second year of service. If sufficient Shares are not reserved under the Plan, the number of Shares granted subject to the options would be prorated among then eligible directors. The Board has authority under the Plan to amend it so that subsequent director options are discretionary instead of being issued by this formula.

    FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN. The federal income tax consequences of participation in the Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to options. A taxpayer's particular financial or tax situation may be such that some variation of the general rule is applicable. Accordingly, each participant in the Plan should consult his or her own tax advisor concerning the tax consequences of the grant or exercise of an option, or the disposition of any Shares acquired pursuant to the exercise of an option, and the advisability of making a Code Section 83(b) election.

    INCENTIVE STOCK OPTIONS. For incentive stock options granted under the Plan, the optionee will generally not recognize any income upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal income tax purposes. Upon a sale of the Shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding-period requirements at the time he or she sells the Shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

    If an optionee exercises an incentive stock option and does not dispose of the Shares received within two years after the date of grant of such option or within at least one year after the issuance of the Shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain provided the Shares were a capital asset in the hands of the optionee.

    If the optionee disposes of the Shares either within two years after the date the option is granted or within one year after the issuance of the Shares to him or her, such disposition will be treated as a disqualifying disposition and generally an amount equal to the lesser of (1) the fair market value of the Shares on the date of exercise minus the exercise price or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon sale of the Shares over the fair market value of the Shares at the time of the exercise of the option will generally be treated as long-term capital gain if the Shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

    The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the Shares at the time an incentive stock option is exercised over the purchase price of the Shares is included in an individual's income for the purpose of calculating such tax. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

    In general, there will be no federal income tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. If, however, an optionee disposes of Shares prior to satisfying the two-year and one-year holding periods described above, the Company will generally be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the Shares.

    NONQUALIFIED STOCK OPTIONS. Nonqualified stock options granted under the Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee will generally not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the Shares over the exercise price. Subject to the policy described below, the income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for the tax liability.

    Upon a sale of any Shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the Shares will generally be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the Shares have been held for more than one year at the date of their sale. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such Shares plus any ordinary income recognized as a result of the exercise of such option.

    In general, there will be no federal income tax consequences to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the Shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided the Company has satisfied its reporting obligations under the Code for the compensation comprising such income.

    STOCK APPRECIATION RIGHTS. No income will be recognized by an optionee upon the grant of a stock appreciation right ("SAR"). Upon exercise of a SAR, however, the optionee will recognize ordinary income in an amount equal to the amount of any cash received plus the fair market value of any Shares received. The Company will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee, provided the Company has satisfied its reporting obligations under the Code for any Shares issued to the optionee.

    Notwithstanding the foregoing, in the event that Shares acquired pursuant to a SAR or a nonqualified option are subject to certain conditions of limited duration that create a substantial risk of forfeiture of such Shares by the optionee and any person to whom he or she may have transferred Shares, the optionee may not recognize ordinary income until the Shares are no longer subject to such restrictions (instead of recognizing income on the date of exercise). Under these circumstances, the optionee may avoid the deferral of income by filing an election under Code Section 83(b) to recognize income on the date of exercise.

    Proposal 2 must receive more votes for than against after it is determined that a quorum is represented at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF PROPOSAL 2.

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                                    AUDITORS

--------------------------------------------------------------------------------

    The Board has renewed the Company's engagement with Deloitte & Touche, Seattle, Washington, independent public accountants, as its auditors for the 2000 fiscal year. Deloitte & Touche also served as the Bank's auditors for the 1999 fiscal year. A representative of Deloitte & Touche will be present at the Meeting to respond to questions from shareholders and will have the opportunity to make a statement if he or she so desires.

--------------------------------------------------------------------------------

                            SOLICITATION OF PROXIES

--------------------------------------------------------------------------------

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company and the Bank, none of whom will receive any additional compensation for their services. Allen
Nelson & Co. may also solicit proxies at an approximate cost of $3,000, plus expenses. Such solicitations may be made personally, or by mail, telephone, facsimile, e-mail, telegraph or messenger. The Company will pay persons not owning shares of Common Stock beneficially, but holding shares on behalf of others in their names or in the names of nominees, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

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                                 OTHER MATTERS

--------------------------------------------------------------------------------

    The Board is not aware of any business to come before the Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the person or persons voting the proxies.

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

    The Company's 1999 Annual Report to Shareholders, including financial statements prepared in conformity with generally accepted accounting principles, are being mailed to shareholders with these proxy materials. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing the Company. Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference.

    A COPY OF FORM 10-K (WHICH ALSO SERVES AS THE COMPANY'S ANNUAL DISCLOSURE STATEMENT UNDER APPLICABLE RULES) FOR THE COMPANY'S MOST RECENT FISCAL YEAR AS FILED WITH THE SEC WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD OR BENEFICIAL OWNERS AS OF THE RECORD DATE UPON REQUEST TO PHYLLIS A. EASTERLIN, CORPORATE SECRETARY, FIRST MUTUAL BANCSHARES, INC., 400 108TH AVENUE N.E., BELLEVUE, WASHINGTON 98004, (425) 455-7300.

--------------------------------------------------------------------------------

                             SHAREHOLDER PROPOSALS

--------------------------------------------------------------------------------

    In order to be (a) eligible for inclusion in the proxy materials of the Company for next year's Annual Meeting of Shareholders, or (b) presented at next year's Annual Meeting of Shareholders without inclusion in the Company's proxy materials, shareholder proposals must be received no later than November 20, 2000. Such proposals must be mailed to the Company's principal executive offices at 400 108th Avenue N.E., Bellevue, Washington 98004. Any such proposal shall be subject to the requirements of the proxy rules promulgated by the Securities Exchange Act of 1934, as amended.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Phyllis A. Easterlin
                                      Corporate Secretary

Bellevue, Washington
March 20, 2000

                                                                      APPENDIX A

                         FIRST MUTUAL BANCSHARES, INC.
                      2000 STOCK OPTION AND INCENTIVE PLAN

    1. PURPOSE OF THE PLAN. The Plan shall be known as the First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to attract and retain the best available personnel as officers and directors and for positions of substantial responsibility within the Company, the Company's primary subsidiary, First Mutual Bank (the "Bank") or any other present or future Parent or Subsidiary of the Company, and to provide additional incentive to such individuals in order to promote the success of the Company's business by aligning employee financial interests with long-term shareholder value. Options granted under the Plan may be either Incentive Stock Options or Nonqualified Stock Options, at the discretion of the Committee and as reflected in the terms of the written option agreement. Each and every provision of the Plan relating to Incentive Stock Options shall be interpreted to conform to the requirements of Section 422 of the Code.

    This Plan also provides for (i) Awards of Options to directors who are not full-time employees and (ii) for Awards of Stock Appreciation Rights.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply.

        (a) "Award" means the grant by the Committee of an Incentive Stock Option, a Nonqualified Stock Option, or a Stock Appreciation Right, or any combination thereof, as provided in the Plan.

        (b) "Bank" shall mean First Mutual Bank, a Washington stock bank under RCW title 32, and any successor thereto.

        (c) "Board" shall mean the Board of Directors of the Company.

        (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (e) "Committee" shall mean the Stock Option Committee appointed by the Board of Directors in accordance with paragraph 4(a) of the Company's Plan; provided, however, if the Board of Directors appoints more than one committee pursuant to Section 4, then "Committee" shall refer to the appropriate committee, as indicated by the context of the reference.

        (f) "Common Shares" shall mean common stock of the Company.

        (g) "Company" shall mean First Mutual Bancshares, Inc., a Washington Corporation, and any successor thereto.

        (h) "Continuous Employment" or "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave or any other leave of absence authorized and approved by the Company or its appropriate Subsidiary; nor shall it be interrupted in the case of transfers between payroll locations of the Company or between the Company and any Parent or Subsidiary, or their respective successors.

        (i) "Director" means a director of the Company.

        (j) "Effective Date" shall mean the date of Board adoption of the Plan, February 17, 2000. Any Award under this Plan made prior to the date of shareholder approval is expressly subject to such shareholder approval of the Plan.

        (k) "Employee" shall mean any person, including officers, employed on a full-time basis by the Company or any present or future Parent or Subsidiary of the Company.

        (l) "Incentive Stock Option" shall mean any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

        (m) "Non-Employee Director" shall have the same meaning as defined or interpreted for purposes of Rule 16b-3 (including amendments and successor provisions) as promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act ("Rule 16b-3").

        (n) "Nonqualified Stock Option" means an Option which is not intended to qualify as an Incentive Stock Option.

        (o) "Option" shall mean a Stock Option granted pursuant to this Plan.

        (p) "Optioned Shares" shall mean the Common Shares subject to an Option.

        (q) "Optionee" shall mean an Employee who receives an Option.

        (r) "Outside Director" shall have the same meaning as defined or interpreted for purposes of Section 162(m) of the Code.

        (s) "Parent" shall mean any present or future corporation which would be a "parent corporation" as defined in Subsections 424(e) and (g) of the Code.

        (t) "Plan" shall mean this First Mutual Bancshares, Inc. 2000 Stock Option and Incentive Plan, as amended from time to time.

        (u) "Related" means (i) in the case of a Stock Appreciation Right, a Stock Appreciation Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option and (ii) in the case of an Option, an Option with respect to which and to the extent a Stock Appreciation Right which is exercisable, in whole or in part, in lieu thereof has been granted.

        (v) "Stock Appreciation Right" means a stock appreciation right with respect to Common Shares granted by the Committee pursuant to Section 12 hereof.

        (w) "Share" shall mean one Common Share, as adjusted in accordance with
    Section 11 of the Plan.

        (x) "Subsidiary" shall mean (i) in the case of an Incentive Stock Option a "subsidiary corporation," whether now or hereafter existing, as defined in
    Section 424(f) of the Code, and (ii) in the case of a Nonqualified Stock Option, in addition to a subsidiary corporation as defined in (i), a limited liability company, partnership or other entity in which the Company controls 50 percent or more of the voting power or equity interests.

    3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan and the provisions below in this Section 3, the maximum aggregate number of shares which may be optioned and sold under the Plan is 573,393 Common Shares as to Awards to Employees, augmented as stated below in this paragraph, and, separately, 140,190 Common Shares for Awards to Non-Employee Directors under Section 21 of this Plan augmented as stated below in this paragraph. These numbers include Common Shares reserved and available for grant under the 1995 Plan which are effectively transferred to this Plan. The Shares may be authorized, but unissued, or reacquired Common Shares. For purposes of calculating this maximum aggregate number under either portion of the Plan, options remaining outstanding under the Bank's 1995 Stock Option and Incentive Plan, as amended ("1995 Plan") shall not be counted as if those options were under this Plan; provided, however, that if such an option terminates or is not exercised, the Common Shares reserved therefor shall be added to the maximum aggregate number of shares under this Plan.

    If an Option or Award under this Plan should expire or become unexercisable for any reason without having been exercised in full, or if an Option or Award is terminated by the mutual agreement of the Company and the person having the Award or Option, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

    Further, Common Shares optioned under the 1995 Plan, upon an option under that plan expiring or becoming unexercisable for any reason without having been exercised in full, or such an option being terminated by mutual written agreement, become available for future grant under the corresponding employee portion or Non-Employee Director portion of this Plan, and accordingly increase the maximum aggregate number of Shares under this Plan.

    Shares which are subject to Stock Appreciation Rights and related Options shall be counted only once in determining the maximum number of Shares with respect to which Awards may be granted under the Plan at a particular time.

    An Award shall not be considered to have been made under the Plan with respect to any Stock Appreciation Right which terminates and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination has occurred.

    4.  ADMINISTRATION OF THE PLAN.

        (a) PROCEDURE.

           (i) The Board of Directors shall appoint one or more Committees each consisting of not less than three members of the Board of Directors to administer the Plan. Once appointed, such Committees shall continue to serve until otherwise directed by the Board of Directors.

           (ii) Any grants of Options to officers who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") shall be made by (a) a Committee of two or more directors, each of whom is a Non-Employee Director and an Outside Director or (b) as otherwise permitted by both Rule 16b, Section 162(m) of the Code and other applicable regulations.

           (iii) Subject to the foregoing subparagraphs (i) and (ii) from time to time the Board of Directors may increase the size of the Committee(s) and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

        (b) POWERS OF THE COMMITTEE. Subject to the provisions of the Plan, the Board, acting through the Committee, shall have the authority, in its discretion: (i) to determine the Employees to whom, and the time or times at which, Awards or Options shall be granted and the number of Shares to be represented by each Award or Option; (ii) to grant Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights; (iii) to determine, in accordance with Section 8 of the Plan, the fair market value of the Shares; (iv) to determine, in accordance with Section 8 of the Plan, the exercise price per share of Options to be granted; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to reduce the exercise price per share of outstanding and unexercised Options; (ix) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option;
    (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

        (c) EFFECT OF COMMITTEE'S DECISION. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Awards or Options granted under the Plan.

        (d) COMPLIANCE WITH SECURITIES LAWS.

           As it determines from time to time, the Committee shall have the right to:

           (i) require an Optionee to execute, as a condition of exercise of an Option, a letter evidencing Optionee's intent with respect to investment or sale of the Shares;

           (ii) place appropriate legends upon the certificate or certificates for the Shares; and

           (iii) take such other acts as it deems necessary in order to cause the issuance of Optioned Shares to comply with applicable provisions of state and federal securities laws.

           In furtherance of the foregoing and not by way of limitation thereof, no Option shall be exercisable unless such Option and the Shares to be issued pursuant thereto shall be registered under appropriate federal and state securities laws, or shall be exempt therefrom, in the opinion of the Board upon advice of counsel to the Company. Each Option agreement shall contain adequate provisions to assure that there will be no violation of such laws. This provision shall in no way obligate the Company to undertake registration of Options or Shares hereunder. Issue, transfer or delivery of certificates for Shares pursuant to the exercise of Options may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of the federal and state securities laws have been met.

        (e) NOTICE OF EXERCISE.

           The Optionee (or other person or persons, if any, entitled hereunder) desiring to exercise an Option as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office, specifying the number of Optioned Shares to be purchased and, if required by the Company, representing in form satisfactory to the Company that the Shares are being purchased for investment and not with a view to resale or distribution. The Company from time to time may issue or specify to Optionees a written form for use in connection with any such exercise.

    5.  ELIGIBILITY.

        (a) All Employee Awards are discretionary. Options, other than director options, may be granted only to Employees. For avoidance of doubt, except as to director options under Section 21, directors are not eligible to participate in the Plan unless they are full-time Employees.

        (b) Each Option shall be stated in a written option agreement and shall be designated in such agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate fair market value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

        (c) For purposes of Section 5(b), Options shall be taken into account in the order in which they were granted, and the fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (d) Nothing in the Plan or any Option or Award granted hereunder shall confer upon any Optionee any right with respect to continuation of employment with the Company, nor shall it interfere in any way with the Optionee's right or the Company's right to terminate the employment relationship at any time with or without cause.

    6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board February 17, 2000. It shall continue in effect until February 16, 2010, unless sooner terminated under Section 15 of the Plan. Any Option duly granted under this Plan prior to the Plan's expiration or termination shall be exercisable pursuant to its terms and the terms hereof until expiration or earlier termination of such Option.

    7.  TERM OF OPTION.  The term of each Option shall be no more than ten
(10) years from the date of grant. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

    8.  EXERCISE PRICE AND CONSIDERATION.

        (a) The per Share exercise price under each Option shall be such price as is determined by the Board, subject to the following:

           (1) In the case of an Incentive Stock Option

               (i) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

               (ii) granted to any other Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

           (2) In the case of a Nonqualified Stock Option the per Share exercise price may be less than, equal to, or greater than the fair market value per Share on the date of grant.

        (b) The fair market value per Share shall be the closing price per share of the Common Share on the Nasdaq Stock Market ("Nasdaq") on the date of grant. If the Shares cease to be listed on Nasdaq, the Committee shall designate an alternative method of determining the fair market value of the Shares.

        (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board at the time of grant and may consist of cash and/or check. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price. If the Optionee is an officer of the Company within the meaning of
    Section 16 of the Exchange Act, he may in addition be allowed to pay all or part of the purchase price with Shares. Shares used by officers to pay the exercise price shall be valued at their fair market value on the exercise date.

        (d) Prior to issuance of the Shares upon exercise of an Option, the Optionee shall pay any federal, state, and local withholding obligations of the Company, if applicable. If an Optionee is an officer of the Company within the meaning of Section 16 of the Exchange Act, he may elect to pay such withholding tax obligations by having the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall equal the fair market value of the Shares on the day the Option is exercised. The right of an officer to dispose of Shares to the Company in satisfaction of withholding tax obligations shall be deemed to be approved as part of the initial grant of an option, unless thereafter rescinded, and shall otherwise be made in compliance with Rule 16b-3 and other applicable regulations.

    9.  EXERCISE OF OPTION.

        (a) PROCEDURE FOR EXERCISE, RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as shall be permissible under the terms of the Plan.

    An Option may not be exercised for a fraction of a share.

    An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Option. In the event that the exercise of an Option is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 5(b), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 11 of the Plan.

    Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) TERMINATION OF STATUS AS EMPLOYEE. In the event of termination of an Optionee's Continuous Status as an Employee, such Optionee may exercise stock options to the extent exercisable on the date of termination. Such exercise must occur within three (3) months (or such shorter time as may be specified in the grant), after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or does not exercise such Option within the time specified herein, the Option shall terminate.

        (c) DISABILITY OF OPTIONEE.  Notwithstanding the provisions of
    Section 9(b) above, in the event of termination of an Optionee's Continuous Status as an Employee as a result of total and permanent disability (i.e., the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months), the Optionee may exercise the Option, but only to the extent of the right to exercise that would have accrued had the Optionee remained in Continuous Status as an Employee for a period of twelve (12) months after the date on which the Employee ceased working as a result of the total and permanent disability. Such exercise must occur within eighteen (18) months (or such shorter time as is specified in the grant) from the date on which the Employee ceased working as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). To the extent that the Optionee was not entitled to exercise such Option within the time specified herein, the Option shall terminate.

        (d) DEATH OF OPTIONEE. Notwithstanding the provisions of Section 9(b) above, in the event of the death of an Optionee:

           (i) who is at the time of death an Employee of the Company, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death; or

           (ii) whose Option has not yet expired but whose Continuous Status as an Employee terminated prior to the date of death, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

        (e) Notwithstanding subsections (b), (c), and (d) above, the Board shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Employee's Continuous Status as an Employee had occurred).

    10. NON-TRANSFERABILITY OF OPTIONS. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee; provided that the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

    11.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.

        (a) ADJUSTMENTS. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

        In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise an Option as to all or any part of the Optioned Shares, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Shares, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

        (b) CHANGE IN CONTROL. In the event of a change in control of the Company, the Optionee at his option may receive on the date immediately prior to the consummation of such change in control, in lieu of stock, cash in an amount equal to the aggregate difference between the exercise price per share and the market price per share of the stock underlying such outstanding options on the date immediately prior to the consummation of such change in control of the Company. For purposes of this Section, "change in control" shall mean: the acquisition of the "beneficial ownership" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of twenty-five (25) percent or more of the voting securities of the Company by any person or by persons acting as a group within the meaning of
    Section 13(d) of the Securities Exchange Act of 1934; provided, however, that for the purposes of the Option Plan no change in control shall be deemed to have occurred if prior to the acquisition of, or offer to acquire twenty-five (25) percent or more of the voting securities of the Company the full Board of Directors of the Company shall have adopted by not less than a two-thirds vote a resolution specifically approving such acquisition or offer. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any form of entity not specifically listed herein.

        (c) EXTRAORDINARY CORPORATE ACTION. Subject to any required action by the shareholders of the Company, in the event of any Change in Control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, liquidation or other extraordinary corporate action or event, the Committee, in its sole discretion, shall have the power, prior or subsequent to such action or event to:

           (i) appropriately adjust the number of shares of Common Stock subject to each stock option, the exercise price per share of Common Stock, and the consideration to be given or received by the Company upon the exercise of any outstanding Option;

           (ii) cancel any or all previously granted Options, provided that appropriate consideration is paid to the Optionee in connection therewith; and/or

           (iii) make such other adjustments in connection with the Plan as the Committee, in its sole discretion, deems necessary, desirable, appropriate or advisable; provided, however, that no action shall be taken by the Committee which would cause Incentive Stock Options granted pursuant to the Plan to fail to meet the requirements of Section 422 of the Code.

           Except as expressly provided in Section 11(a) and 11(b) hereof, no Optionee shall have any rights by reason of the occurrence of any of the events described in this Section 11.

        (d) ACCELERATION. The Committee shall at all times have the power to accelerate the exercise date of Options previously granted under the Plan.

    12. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right shall, upon its exercise, entitle the person to whom such Stock Appreciation Right was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion, shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or the fair market value of such Shares on date of exercise) shall equal (as nearly as possible, it being understood that the Company shall not issue any fractional shares) the amount by which the fair market value per Share on the date of such exercise shall exceed the exercise price of such Stock Appreciation Right, multiplied by the number of Shares with respect of which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be related to an Option or may be granted independently of any Option as the Committee shall determine whether and to what extent a Related Stock Appreciation Right shall be granted with respect thereto; provided, however and notwithstanding any other provision of the Plan, that if the Related Option is an Incentive Stock Option, the Related Stock Appreciation Right shall satisfy all the restrictions and limitations of this Plan and applicable laws as if such Related Stock Appreciation Right were an Incentive Stock Option. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Option, any Related Stock Appreciation Right shall terminate to the extent to the Shares with respect to which the Related Option was exercised or terminated.

    13. TIME OF GRANTING OPTIONS. The date of grant of an Award or Option shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of an option and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award or Option shall not defer the date of grant. Notice of a grant shall be given to each person to whom an Award or Option is so granted within a reasonable time after the determination has been made.

    14. SUBSTITUTIONS AND ASSUMPTIONS. The Board shall have the right to substitute or assume Options in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Options before and after the substitution.

    15.  AMENDMENT AND TERMINATION OF THE PLAN.

        (a) AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company's ability to claim deductions related to stock option exercises); provided that any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan, shall require approval of, or ratification by, the shareholders of the Company by majority vote.

        (b) EMPLOYEES IN FOREIGN COUNTRIES. The Board shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Options granted to Employees employed in such countries and to meet the objectives of the Plan.

        (c) EFFECT OF AMENDMENT OR TERMINATION. Any such amendment or termination of the Plan shall not affect Awards or Options already granted and such Awards or Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

        (d) CHANGE IN APPLICABLE LAW. Notwithstanding any other provision contained in the Plan, in the event of a change in any federal or state law, rule or regulation which would make the exercise of all or part of any previously granted Incentive and/or Non-Incentive Stock Option unlawful or subject the Company to any penalty, the Committee may restrict any such exercise without the consent of the Optionee or other holder thereof in order to comply with any such law, rule or regulation or to avoid any such penalty.

    16. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Award or Option unless the exercise of such Award or Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    17. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    18. SHAREHOLDER APPROVAL. The Plan is subject to majority approval by the shareholders of the Company at the annual meeting of shareholders to be held on April 27, 2000. If the Plan is not so approved by the shareholders, the Bank's 1995 Plan nonetheless shall continue in effect.

    19. WITHHOLDING TAX. The Bank shall have the right to deduct from all amounts paid in cash with respect to the exercise of a Stock Appreciation Right under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option of Stock Appreciation Right pursuant to the Plan, the Bank shall have the right to require the Participant or such other person to pay the Bank the amount of any taxes which the Bank is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

    20. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Washington.

    21. DIRECTOR OPTIONS. The Bank's 1995 Plan, as last amended in 1996, with shareholder approval, has reserved separately, within the director portion of such plan, a remaining number of 76,190 shares for Non-Employee Director Options, and shares reserved for prior Non-Employee Director Options outstanding (75,790 shares). Upon shareholder approval of this Plan, (i) future Non-Employee Director Options shall be awarded as to Common Shares on the same basis under this Plan as under the 1995 Plan, (ii) 140,190 Common Shares plus the number, if any, of Common Shares as to which previously awarded Non-Employee Director Options under the Bank hereafter are terminated or not exercised, are reserved for such purpose, and (iii) the Bank's 1995 Plan shall perform prior Non-Employee Director Options outstanding, using Common Shares in the number necessary for such purpose, but it shall not make future awards of any Non-Employee Director Options.

    Except for the authority to amend stated in subparagraph (g), the balance of this Section 21 carries over and adapts the provision of the Bank's 1995 Plan concerning Non-Employee Director Options (Section 24 thereof) as now applicable to the Company.

    In order to attract and retain qualified directors and to provide incentive for their efforts, shares as specified above in this Section 21, subject to adjustment as provided in Section 11, are reserved for Director Options granted and to be granted to Non-Employee Directors as follows:

        (a) These Director Options do not apply to directors who are also full-time paid employees of the Company or any Parent or Subsidiary of the Company. Other directors now serving and those hereafter appointed or elected as directors of the Company shall be eligible.

        (b) The further addition of shares to this director portion of the Plan, beyond the shares described above in this Section 21, is subject to shareholder approval.

        (c) Within the limits of shares available within this director portion of the Plan, each eligible director, now or hereafter serving, shall be granted an option to acquire 2,500 shares of stock of the Bank adjusted for changes in the Bank or Company's Shares after January, 1994, and subject to further adjustment hereafter as provided in Section 11, at a price equal to the fair value of the shares (under the methodology of Section 8) at the time of the grant of the option, which option shall be exercisable one-half ( 1/2) upon completion of one (1) full year of service after the grant of the option, and a like amount at the end of the second year so that the option becomes fully exercisable after two (2) years of completed service following the grant of the option.

        (d) If shares are available within the director portion of the Plan, an option for a like number of shares, adjusted for changes referred to in
    Section 11 as to the Bank or Company Shares as applicable, from January, 1994, to the date of issuance, may be issued to a director at the start of his next year of service after four (4) years, and so on, the exercise price to be established at the time of the grant of the option. As to Non-Employee Directors now serving, the next date for grant of Director Options is April, 2002.

        (e) If, after receiving a grant of an option, a director ceases to be a director during the term of the option, the portion of the option which has not become exercisable shall be forfeited unless the reason the director left office was death, disability or retirement from the Board of Directors under mandatory age requirement provisions applicable to the Bank. In each of these latter instances, the option shall become fully vested and exercisable.

        (f) The period during which the option may be exercised is limited to the period of six (6) years after the grant of option, subject, of course, to nonvesting and forfeiture rules just provided above.

        (g) The issuance of these options to directors who are not employees of the Company is not discretionary and shall occur as a matter of course under the supervision of the President of the Company; provided, however, if the Board decides to do so in the future it may change this Section 21 so that Non-Employee Director Options granted after the date of such change are discretionary, and if that change is made, Awards thereafter made under this
    Section 21 shall be subject to approval of the Board. These Non-Employee Director Options are not incentive stock options under Internal Revenue Code
    Section 422. Except as provided otherwise within this Section 21, the balance of the terms of the Plan shall apply to Non-Employee Director Options as appropriate in the context of these options which are to directors and not to employees.

                             REVOCABLE PROXY


                      FIRST MUTUAL BANCSHARES, INC.
                      ANNUAL MEETING OF SHAREHOLDERS
                              April 27, 2000

     The undersigned shareholder of First Mutual Bancshares, Inc. hereby appoints Messrs. F. Kemper Freeman, Jr. and John R. Valaas of First Mutual Bancshares, Inc., and either of them, with full power of substitution to each, to act as attorneys-in-fact and proxies to represent the undersigned at the Annual Meeting of Shareholders, to be held at the Hyatt Regency Bellevue, Bellevue, Washington, on April 27, 2000, at 3:00 p.m., local time, and at any and all adjournments thereof, and to vote all of the shares of Common Stock of First Mutual Bancshares, Inc. which the undersigned is entitled to vote as fully as if the undersigned were present in person, in the manner indicated on the reverse hereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AND WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD; IF NO SPECIFICATION IS MADE, A VOTE FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2 WILL BE ENTERED.

     Should the undersigned be present and elect to vote in person at the Annual Meeting or at any adjournment thereof, upon notification to the Secretary of First Mutual Bancshares, Inc. at the Meeting of the shareholder's decision to terminate the proxy, this power of attorney and proxy shall be deemed terminated and of no further force and effect.

               (Continued and to be signed on the reverse side.)
--------------------------------------------------------------------------------
                       -  FOLD AND DETACH HERE  -


                             ANNUAL MEETING
                                   OF
                      FIRST MUTUAL BANCSHARES, INC.
                               SHAREHOLDERS

                               ____________

                         Thursday, April 27, 2000
                                3:00 p.m.

                          Hyatt Regency Bellevue
                          900 Bellevue Way N.E.
                           Bellevue, WA 98004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS WHICH RECOMMENDS A VOTE FOR   Please mark
                    EACH OF THE NOMINEES AND FOR PROPOSAL 2.                    your votes as
                                                                                indicated in
                                                                                this example
                                                                                    / X /




                               FOR ALL    WITHHOLD AUTHORITY TO
                               NOMINEES   VOTE FOR ALL NOMINEES                                              FOR   AGAINST   ABSTAIN

1. Election of the following       / /            / /                       2. Proposal to adopt and approve / /     / /       / /
   nominees to serve as directors                                              the First Mutual Bancshares,
   for the terms indicated below:                                              Inc. 2000 Stock Option and
                                                                               Incentive Plan.

Term ending 2001: Janine Florence    F. Kemper Freeman, Jr.
                  Victor E. Parker
                                                                            3. In their discretion, the
Term ending 2002: Mary Case Dunnam   George W. Rowley, Jr.                     Proxies are authorized to vote
                  John R. Valaas      H. Scott Wallace                         upon such other business as may
                                                                               properly come before the
Term ending 2003: James J. Doud, Jr. Richard S. Sprague                        meeting.
                  Robert C. Wallace



(INSTRUCTION: To withhold authority to vote for any                                IF NO DIRECTION IS MADE, THIS PROXY WILL
individual nominee(s), write that nominee's name in                                BE VOTED "FOR ALL NOMINEES" AND "FOR"
the space provided below.)                                                         PROPOSAL 2.

                                                                                   The undersigned hereby revokes any and
                                                                                   all prior proxies and acknowledges
                                                                                   receipt from the Company prior to the
                                                                                   execution of this proxy of Notice of
                                                                                   Meeting, the Proxy Statement dated March
                                                                                   20, 2000, and the Report to Shareholders.


                                                                                   Please sign exactly as your name appears
                                                                                   to the left. When signing as attorney,
                                                                                   executor, administrator, trustee, or
                                                                                   guardian, please give your full name. If
                                                                                   shares are held jointly, each holder
                                                                                   should sign.





Signature______________________________ Signature if held jointly______________________________ Dated____________________

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PREPAID ENVELOPE.


                              - FOLD AND DETACH HERE -